As filed with the Securities and Exchange Commission on September 19, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

__________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

_________________

BioScrip, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	05-0489664
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
100 Clearbrook Road, Elmsford NY	10523
(Address of Principal Executive Offices)	(Zip Code)

_____________________

BioScrip, Inc. Amended and Restated 2008 Equity Incentive Plan

(Full Title of the Plan)

_______________________

Kimberlee Seah, Esq.

Senior Vice President, Secretary and General Counsel

BioScrip, Inc.

100 Clearbrook Road

Elmsford, New York 10523

(Name and address of agent for service)

(914) 460-1600

(Telephone number, including area code, of agent for service)

_________________

Copies to:

Eric S. Wu, Esq.

Polsinelli PC

900 West 48th Place, Suite 900

Kansas City, Missouri 64112

(816) 753-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☑	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee.(2)
Common stock, par value $0.0001 per share (“Common Stock”)	2,500,000	$7.84	$19,600,000	$2,525

(1) Represents additional shares of Common Stock reserved for issuance under the BioScrip, Inc. Amended and Restated 2008 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction. No additional registration fee is included for these shares.

(2)  The proposed maximum aggregate offering price of the Common Stock was calculated based upon the market value for shares of the Common Stock in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sales prices per share reported on the NASDAQ Global Market on September 16, 2014.

EXPLANATORY NOTE

We are filing this Registration Statement on Form S-8 (this “Registration Statement”) to register an additional 2,500,000 shares of Common Stock for issuance under the BioScrip, Inc. 2008 Equity Incentive Plan (as amended and restated, the “2008 Plan”). The increase in the number of shares of Common Stock authorized for issuance under the 2008 Plan, as well as certain other amendments to the 2008 Plan that are described in our definitive proxy materials for our 2014 Annual Meeting of Stockholders, were approved by our stockholders at our 2014 Annual Meeting of Stockholders, held on May 8, 2014. Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statements related to the 2008 Plan on Form S-8 filed on May 16, 2008 (333-150985) and August 12, 2011 (File No. 333-176291) are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference the information that we disclose in our filings with the SEC into this Registration Statement. Incorporation by reference means we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. This Registration Statement incorporates by reference the following documents that we have previously filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended, including the portions of our definitive proxy statement for our 2014 Annual Meeting of Stockholders incorporated by reference therein;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014;

•	Current Reports on Form 8-K filed with the SEC on January 8, 2014, January 14, 2014, February 3, 2014, February 11, 2014, April 1, 2014, May 14, 2014, July 18, 2014 and September 8, 2014; and

•	the description of the Common Stock included in our registration statements on Form 8-A/A filed with the SEC on August 1, 1996, December 4, 2002, December 14, 2006 and March 4, 2009 and any amendment or report we may file with the SEC for the purpose of updating such description.

We are also incorporating by reference all documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules. The additional information incorporated by reference is a part of this Registration Statement from the date of filing of those documents.

Any statement contained in this Registration Statement or a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document, which is also incorporated or deemed to be incorporated into this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the SEC’s rules, deemed to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Kimberlee Seah, our Senior Vice President, Secretary and General Counsel, has passed upon certain legal matters in connection with the registration of the additional authorized shares of Common Stock offered hereby under the 2008 Plan. As of the date hereof, Ms. Seah beneficially owns an aggregate of less than one percent of the outstanding shares of Common Stock.

ITEM 8.  EXHIBITS.

The exhibits to this Registration Statement are listed in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmsford, State of New York, on September 19, 2014.

BIOSCRIP, INC.

By:	/s/ Kimberlee Seah
Name:	Kimberlee Seah
Title:	Senior Vice President, Secretary and General Counsel

Each of the undersigned whose signature appears below hereby constitutes and appoints Kimberlee Seah and Hai Tran and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, under the Securities Act of 1933, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ Richard M. Smith Richard M. Smith	Chief Executive Officer, President and Director (Principal Executive Officer)	September 19, 2014

/s/ Hai Tran Hai Tran	Chief Financial Officer and Treasurer (Principal Financial Officer)	September 19, 2014
/s/ Patricia Bogusz Patricia Bogusz	Vice President of Finance (Principal Accounting Officer)	September 19, 2014

/s/ Myron Z. Holubiak Myron Z. Holubiak	Non-Executive Chairman of the Board	September 19, 2014

/s/ Charlotte W. Collins Charlotte W. Collins	Director	September 19, 2014

/s/ Samuel P. Frieder Samuel P. Frieder	Director	September 19, 2014

/s/ David R. Hubers David R. Hubers	Director	September 19, 2014

/s/ Yon Y. Jorden Yon Y. Jorden	Director	September 19, 2014

/s/ Tricia H. Nguyen Tricia H. Nguyen	Director	September 19, 2014

/s/ Stuart A. Samuels Stuart A. Samuels	Director	September 19, 2014

/s/ Gordon H. Woodward Gordon H. Woodward	Director	September 19, 2014

EXHIBIT INDEX

Exhibit No.	Exhibit Description
5.1*	Opinion of General Counsel of BioScrip, Inc.
10.1

BioScrip, Inc. Amended and Restated 2008 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 14, 2014, SEC File Number 000-28740.

23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Kimberlee Seah (included as part of Exhibit 5.1 of this Registration Statement).

24.1*	Powers of Attorney (included on signature page of this Registration Statement).

*	Filed herewith.